Pricing Supplement No. 19,905 Registration Statement Nos. 333-293641; 333-293641-01 Dated November 12, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $45,385,800 Trigger Autocallable GEARS

Linked to the iShares A.I. Innovation and Tech Active ETF due November 15, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley with returns linked to the performance of the iShares A.I. Innovation and Tech Active ETF (the “Underlying Shares”). If the Closing Price of the Underlying Shares on the Observation Date (the “Observation Date Closing Price”) is greater than or equal to the Autocall Barrier, MSFL will automatically call the Securities and pay the principal amount of the Securities plus the Call Return. No further payments will be made on the Securities once they have been called, and the investor will not participate in any appreciation of the Underlying Shares if the Securities are called early. If the Securities are not called prior to maturity and the Underlying Share Return is greater than zero, MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Share Return multiplied by (iii) the Upside Gearing of 1.65. If the Underlying Share Return is less than or equal to zero, MSFL will either pay the full Principal Amount at maturity, or, if the Final Price is less than the Downside Threshold, MSFL will pay significantly less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Share Return. The Securities are for investors who seek an equity fund-based return and who are willing to risk a loss on their principal and forgo current income in exchange for the possibility of receiving the Call Return if the Underlying Shares close at or above the Autocall Barrier on the Observation Date, and the Upside Gearing feature and the contingent repayment of principal, which apply only if the Securities have not been called and the Final Price is greater than the Initial Price or not less than the Downside Threshold, respectively, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. The Issuer will not automatically call the Securities following the Observation Date if the Observation Date Closing Price of the Underlying Shares is below the Autocall Barrier. You will lose a significant portion or all of your Principal Amount at maturity if the Securities are not called prior to maturity and the Final Price of the Underlying Shares is below the Downside Threshold. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Call Return if the Observation Date Closing Price of the Underlying Shares on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are called following the Observation Date, no further payments will be made on the Securities and the investor will not participate in any appreciation of the Underlying Shares.

❑Enhanced Growth Potential: If the Securities are not called prior to maturity and the Underlying Share Return is greater than zero, the Upside Gearing feature will provide leveraged exposure to the positive performance of the Underlying Shares, and MSFL will pay the Principal Amount at maturity plus pay a return equal to the Underlying Share Return multiplied by the Upside Gearing. If the Underlying Share Return is less than zero, investors may be exposed to the negative Underlying Share Return at maturity.

❑Contingent Repayment of Principal at Maturity: If the Securities are not called prior to maturity and the Underlying Share Return is equal to or less than zero and the Final Price is not less than the Downside Threshold, MSFL will pay the Principal Amount at maturity. However, if the Final Price is less than the Downside Threshold, MSFL will pay less than the full Principal Amount, if anything, resulting in a significant loss of principal that is proportionate to the negative Underlying Share Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date

November 12, 2026

Settlement Date

November 16, 2026 (2 Business Days after the Trade Date)

Observation Date

November 19, 2027. See “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5 for details.

Final Valuation Date*

November 13, 2029

Maturity Date*

November 15, 2029

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Date and Final Valuation Date” and “Postponement of Call Settlement Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate us TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Underlying Shares, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING our DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Trigger Autocallable GEARS linked to the iShares A.I. Innovation and Tech Active ETF. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Shares. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Underlying Shares

Initial Price

Upside Gearing

Call Return Rate*

Autocall Barrier

Downside Threshold

CUSIP

ISIN

iShares A.I. Innovation and Tech Active ETF (Bloomberg ticker: BAI)

$37.52

1.65

20.00% per annum

$37.52, which is 100% of the Initial Price

$28.14, which is 75% of the Initial Price

61781P333

US61781P3331

*If the Securities are called, the Call Price will be a fixed amount based on the Call Return. See “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and tax supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, tax supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.721 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.25	$9.75
Total	$45,385,800	$1,134,645	$44,251,155

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 28 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 28.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 28 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a tax supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005452/dp244181_424b2-seriesa.htm

♦Tax supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable GEARS that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the prospectus supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.721.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing, the Call Return Rate, the Autocall Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You understand and accept the risks associated with the Underlying Shares.

♦You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You believe the Underlying Shares will close at or above the Autocall Barrier on the Observation Date or will close at or above the Downside Threshold on the Final Valuation Date.

♦You believe the Underlying Shares will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing set forth on the cover hereof.

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Shares.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You believe that the Underlying Shares will close below the Autocall Barrier on the Observation Date and that the level of the Underlying Shares will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦You are not willing to invest in the Securities based on the Upside Gearing set forth on the cover hereof.

♦You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You seek current income from your investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement, “Risk Factors” beginning on page 7 of the accompanying prospectus and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The iShares A.I. Innovation and Tech Active ETF” on page 21.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 3 years
Underlying Shares	iShares A.I. Innovation and Tech Active ETF (the “Fund”)
Autocall Barrier	$37.52, which is 100% of the Initial Price
Downside Threshold	$28.14, which is 75% of the Initial Price
Automatic Call:

The Securities will be called automatically if the Observation Date Closing Price of the Underlying Shares is greater than or equal to the Autocall Barrier on the Observation Date.

If the Securities are called, MSFL will pay you on the Call Settlement Date the Call Price per Security calculated as follows (see “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following the Observation Date if the Observation Date Closing Price of the Underlying Shares is below the Autocall Barrier.

Call Return and Call Return Rate	The Call Return is based on an annual Call Return Rate of 20.00% per annum. See “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5.
Upside Gearing	1.65
Payment at Maturity (per Security)

If the Securities are not automatically called and the Underlying Share Return is greater than zero, MSFL will pay you an amount calculated as follows:

$10 + [$10 × (Underlying Share Return × Upside Gearing)]

If the Securities are not automatically called and the Underlying Share Return is less than or equal to zero and the Final Price is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment of:

$10 per Security

If the Securities are not automatically called and the Final Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 + ($10 × Underlying Share Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Share Return.

Underlying Share Return	Final Price – Initial Price Initial Price
Initial Price	$37.52, which is the Closing Price of the Underlying Shares on the Trade Date.
Final Price	The Closing Price of the Underlying Shares on the Final Valuation Date times the Adjustment Factor on such date.
Observation Date Closing Price	The Closing Price of the Underlying Shares on the Observation Date times the Adjustment Factor on such date.
Trade Date	November 12, 2026
Settlement Date	November 16, 2026
Observation Date	November 19, 2027. See “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5 for details.
Call Settlement Date	See “Observation Date, Call Settlement Date, Call Return and Call Price” on page 5 for details.
Final Valuation Date	November 13, 2029*
Maturity Date	November 15, 2029*
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
CUSIP / ISIN	61781P333 / US61781P3331
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Date and Final Valuation Date” and “Postponement of Call Settlement Date and Maturity Date” under “Additional Terms of the Securities.”

Observation Date, Call Settlement Date, Call Return and Call Price
Observation Date*	Call Settlement Date**	Call Return (Based on the Call Return Rate of 20.00% per annum)***	Call Price (per $10 of Securities)
November 19, 2027	The Second Business Day following the Observation Date	20.00%	$12.00

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Date and Final Valuation Date” under “Additional Terms of the Securities.”

** If, due to a Market Disruption Event or otherwise, the Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Call Settlement Date, the Call Settlement Date will be postponed to the second Business Day following that Observation Date as postponed.

*** If the Securities are called following the Observation Date, the Call Price will be a fixed amount based on the Call Return, as specified above, regardless of the actual number of days during such period.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
The Closing Price of the Underlying Shares (Initial Price) is observed, the Downside Threshold is determined and the Upside Gearing is set.

The Securities will be called automatically if the Observation Date Closing Price of the Underlying Shares is greater than or equal to the Autocall Barrier on the Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Price and Underlying Share Return are determined on the Final Valuation Date.

If the Underlying Share Return is greater than zero, MSFL will pay you a cash payment per Security equal to:

$10 + [$10 × (Underlying Share Return × Upside Gearing)]

If the Underlying Share Return is less than or equal to zero and the Final Price is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment of $10 per $10 Security.

If the Final Price is less than the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$10 + ($10 × Underlying Share Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL is not necessarily obligated to repay any of the Principal Amount at maturity. If the Securities have not been called prior to maturity, and if the Final Price is less than the Downside Threshold (which is 75% of the Initial Price), you will be exposed to the full negative Underlying Share Return and the payout owed at maturity by MSFL will be an amount in cash that is at least 25% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Underlying Shares from the Initial Price to the Final Price. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦If the Securities are called prior to maturity, the appreciation potential of the Securities is limited by the fixed Call Return – If the Securities are called prior to maturity, the appreciation potential of the Securities is limited to the fixed Call Return and you will not participate in any appreciation of the Underlying Shares, which could be significant. Additionally, the call feature is not applicable at maturity. If the Securities are not automatically called prior to maturity, and the Final Price of the Underlying Shares is less than the Downside Threshold, you will be fully exposed to the decline in the level of the Underlying Shares from the Trade Date to the Final Valuation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Threshold is observed on the Final Valuation Date, and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying Shares is above the Downside Threshold at that time.

♦Early redemption risk – The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

♦The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Underlying Shares' return even if such return is positive. You can receive the full benefit of the Upside Gearing from MSFL only if you hold your Securities to maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and any payments upon an automatic call, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦A higher Call Return Rate and/or lower Downside Threshold may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of decline in the price of the Underlying Shares and, potentially, a significant loss at maturity – The economic terms for the Securities, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. "Volatility" refers to the frequency and magnitude of changes in the price of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Price of the Underlying Shares could ultimately be less than the Downside Threshold on the Final Valuation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the price of the Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee any return of principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe price of the Underlying Shares at any time,

othe volatility (frequency and magnitude of changes in price) of the Underlying Shares,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Final Price,

othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the price of the Underlying Shares at the time of sale is at or below or moderately above its Initial Price, and especially if it is near or below the Downside Threshold, or if market interest rates rise. You cannot predict the future performance of the Underlying Shares based on their historical performance.

♦No dividend payments or voting rights – Owning the Securities is not the same as owning the Underlying Shares. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distribution or other rights that holders of shares of the Underlying Shares or stocks held by the Fund would have.

♦If the Securities are not called prior to maturity, the amount payable on the Securities is not linked to the price of the Underlying Shares at any time other than the Final Valuation Date – If the Securities are not called prior to maturity, the Final Price will be based on the Closing Price of the Underlying Shares on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the price of the Underlying Shares appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Shares prior to such drop. Although the actual price of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Closing Price of the Underlying Shares on the Final Valuation Date as compared to the Initial Price.

♦Investing in the Securities is not equivalent to investing in the Underlying Shares – Investing in the Securities is not equivalent to investing in the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price of the Underlying Shares, and, therefore, could increase the price at or above which the Underlying Shares must close on the Observation Date for the Securities to be called, and the Downside Threshold, which if the Securities are not called prior to maturity, is the level at or above which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the Closing Price of the Underlying Shares on the Observation Date, and, accordingly, whether the Securities are automatically called prior to maturity, and if the Securities are not called prior to maturity, the Closing Price of the Underlying Shares on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Price, the Downside Threshold, the Observation Date Closing Price, the Final Price and whether any Market Disruption Event has occurred, and will calculate the payment that you will receive upon a call or the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, any adjustment to the Adjustment Factor and the selection of a Successor Fund or calculation of the Final Price in the event of a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Observation Date and Final Valuation Date,” “—Postponement of Call Settlement Date and Maturity Date,” “—Discontinuance of the Underlying Shares; Alteration of Method of Calculation,”“—Calculation Agent and Calculations” and related definitions below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Shares

♦The Securities are subject to risks associated with investments in securities with a concentration in the artificial intelligence industry. All or substantially all of the equity securities that make up the Fund consist of companies whose products, technologies or business operations are closely tied to the artificial intelligence industry. As a result, the equity securities are subject to certain risks applicable to the artificial intelligence industry. The value of the equity securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the artificial intelligence industry than a different investment linked to equity securities that are more broadly diversified. The equity securities that make up the Fund may have limited product lines, markets, financial resources or personnel, while engaging in significant amounts of spending on research and development. Companies whose products support artificial intelligence may face intense competition and potentially rapid product obsolescence. They also may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, artificial intelligence technology could face increasing regulatory scrutiny in the future, which may limit the development of this technology and impede the growth of companies that develop and/or utilize this technology. Similarly, the collection of data from consumers and other sources could face increased scrutiny as regulators consider how the data is collected, stored, safeguarded and used. Companies with significant exposure to the artificial intelligence industry may face increased risk from trade agreements between countries that develop these technologies and countries in which customers of these technologies are based. Lack of resolution or potential imposition of trade tariffs may hinder the companies’ ability to successfully deploy their inventories. The customers and/or suppliers of these companies may be concentrated in a particular country, region or industry. Any adverse event affecting one of these countries, regions or industries could have a negative impact on these companies.

♦The iShares A.I. Innovation and Tech Active ETF is subject to risks associated with actively managed funds. The iShares A.I. Innovation and Tech Active ETF is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its Underlying Fund Manager. The Underlying Fund Manager of an actively managed fund may adopt a strategy or strategies that pose significantly greater risks than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the iShares A.I. Innovation and Tech Active ETF is subject to management risk. In managing an actively managed fund, the Underlying Fund Manager of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the Underlying Fund Manager to the iShares A.I. Innovation and Tech Active ETF to potentially successfully implement the iShares A.I. Innovation and Tech Active ETF’s investment strategy, and decisions made by the Underlying Fund Manager pursuant to its investment strategy, will significantly influence the market price of the underlying fund and, consequently, the value of the Securities.

♦The iShares A.I. Innovation and Tech Active ETF is subject to risks associated with holding a limited number of components. The iShares A.I. Innovation and Tech Active ETF seeks to provide investment results that correspond generally to the performance of a limited number of information technology companies. Accordingly, the iShares A.I. Innovation and Tech Active ETF is less diversified than other funds holding a broader range of technology companies and, therefore, could experience greater volatility. The iShares A.I. Innovation and Tech Active ETF may be susceptible to an increased risk of loss, including losses due to adverse events that affect the iShares A.I. Innovation and Tech Active ETF’s holdings more than the market as a whole, to the extent that the the iShares A.I. Innovation and Tech Active ETF’s holdings are concentrated in the securities and/or other assets of a particular issuer or issuers, country, group of countries, region, market, industry, group of industries, sector, market segment or asset class.

♦The Securities are subject to risks associated with investments in securities with a concentration in the information technology sector. The equity securities that are held by the iShares A.I. Innovation and Tech Active ETF are securities of companies whose primary business is directly associated with the information technology sector, including the following sub-sectors: internet services and infrastructure, cloud networking and storage infrastructure, information technology consulting and services, technology hardware and equipment including manufacturers and distributors of communications equipment, computers and peripherals, electronic equipment and semiconductors and semiconductor equipment manufacturers. The values of stocks of information technology companies and companies that rely heavily on information technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Information technology companies and companies that rely heavily on information technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the information technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. All of these factors could have an adverse effect on the performance of the iShares A.I. Innovation and Tech Active ETF and, therefore, on the value of the Securities.

♦The Securities are linked to the iShares A.I. Innovation and Tech Active ETF and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although certain of the equity securities included in the iShares A.I. Innovation and Tech Active ETF are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦The price of the iShares A.I. Innovation and Tech Active ETF is subject to currency exchange risk – Because the price of the Fund is related to the U.S. dollar value of stocks held by the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Fund, the price of the Fund will be adversely affected and the payment on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

♦existing and expected rates of inflation;

♦existing and expected interest rate levels;

♦the balance of payments between countries; and

♦the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the Fund and the United States and other countries important to international trade and finance.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities – Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions. If any governmental regulatory action results in the removal of the constituent stocks of the Underlying Shares that have (or historically have had) significant weights within the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the Underlying Shares and, therefore, your return on the Securities.

♦The probability that the Final Price will be less than the Downside Threshold will depend on the volatility of the Underlying Shares – “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares.  Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater chance as of that date that the Final Price will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your investment at maturity.  However, the Underlying Shares’ volatility can change significantly over the term of the Securities.  The price of the Underlying Shares could fall sharply, resulting in a significant loss of principal.  You should be willing to accept the downside market risk of the Underlying Shares and the potential loss of a significant portion or all of your investment at maturity.

♦Adjustments to the Underlying Shares could adversely affect the value of the Securities – The investment adviser to the Fund, BlackRock Fund Advisors (the “Investment Adviser” and the “Underlying Fund Manager”), seeks to invest in companies that meet current or forecasted revenue or net income thresholds or are projected to be future market leaders in the enablement, development, utilization and/or deployment of A.I. technology or products or services that leverage A.I. technology. Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the Fund and, consequently, the value of the Securities. The amount payable on your Securities and their market value could also be affected if the Fund investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Fund, or if the Fund investment advisor discontinues or suspends calculation or publication of the net asset value of the Fund, in which case it may become difficult or inappropriate to determine the market value of your Securities. In these circumstances, the Calculation Agent will have the sole discretion to determine the Closing Price of the Underlying Shares on the Observation Date or the Final Valuation Date. Any of these actions could adversely affect the price of the Fund and, consequently, the value of the Securities.

♦The performance and market price of the Underlying Shares, particularly during periods of market volatility, may not correlate with the net asset value per share of the Underlying Shares –Because the Underlying Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Shares may differ from the net asset value per share of the Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Underlying Shares, and their ability to create and redeem shares of the Underlying Shares may be disrupted. Under these circumstances, the market price of the Underlying Shares may vary substantially from the net asset value per share of the Underlying Shares. If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the published closing price per share of the Underlying Shares on the Final Valuation Date, even if the Underlying Shares are trading below the net asset value per share of the Underlying Shares.

For all of the foregoing reasons, the performance of the Underlying Shares may not correlate with the net asset value per share of the Underlying Shares. Any of these events could materially and adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. Additionally, if market volatility or these events were to occur on the Final Valuation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the Payment at Maturity of the Securities. If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the published closing price per share of the Underlying Shares on the Final Valuation Date, even if the Underlying Shares are trading below the net asset value per share of the Underlying Shares.

♦The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares – MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

♦The iShares A.I. Innovation and Tech Active ETF was established on October 21, 2024 and therefore has extremely limited operating history. As the iShares A.I. Innovation and Tech Active ETF is new and has extremely limited historical performance, any investment in the iShares A.I. Innovation and Tech Active ETF may involve greater risk than an investment in a fund with longer historical performance and a proven track record.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this pricing supplement.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Shares relative to the Initial Price. We cannot predict the Final Price on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Shares. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment upon a call or at maturity for a $10.00 security on a hypothetical offering of the Securities, based on the following terms*:

Investment Term:	Approximately 3 years
Hypothetical Initial Price:	$40.00
Hypothetical Downside Threshold:	$30.00 (75% of the hypothetical Initial Price)
Upside Gearing:	1.65
Hypothetical Autocall Barrier:	$40.00 (100% of the hypothetical Initial Price)
Call Return Rate:	20.00% per annum
Call Return:	20.00%
Observation Date:	November 19, 2027

* The actual Initial Price, Autocall Barrier, Downside Threshold and Call Return Rate for the Securities are specified on the cover of this pricing supplement.

Automatic Call:

Date	Closing Price	Payment (per Security)
BAI Fund
Observation Date	$48.00 (at or above Autocall Barrier)	$10 + ($10 x Call Return) = $10 + ($10 x 20.00%) = $12.00

The Underlying Shares close at or above the Autocall Barrier on the Observation Date and therefore the Securities are called on the Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 20.00% per Security. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Payment at Maturity (if the Securities have not been called)

In the following examples, the Observation Date Closing Price of the Underlying Shares on the Observation Date is less than the Autocall Barrier, and therefore the Securities are not called prior to, and remain outstanding until, maturity.

Example 1— The price of the Underlying Shares increases from an Initial Price of $40.00 to a Final Price of $42.00. The Underlying Share Return is greater than zero and expressed as a formula:

Underlying Share Return = ($42.00 - $40.00) / $40.00 = 5.00%

Payment at Maturity = $10 + [$10 × (5.00% × 1.65)] = $10.825

Because the Underlying Share Return is equal to 5.00%, the Payment at Maturity is equal to $10.825 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 8.25%.

Example 2— The Final Price is equal to the Initial Price of $40.00. The Underlying Share Return is zero and expressed as a formula:

Underlying Share Return = ($40.00 – $40.00) / $40.00 = 0.00%

Payment at Maturity = $10.00

Because the Underlying Share Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 3— The price of the Underlying Shares decreases from an Initial Price of $40.00 to a Final Price of $36.00. The Underlying Share Return is negative and expressed as a formula:

Underlying Share Return = ($36.00 - $40.00) / $40.00 = -10.00%

Payment at Maturity = $10.00

Because the Underlying Share Return is less than zero, but the Final Price is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The price of the Underlying Shares decreases from an Initial Price of $40.00 to a Final Price of $16.00. The Underlying Share Return is negative and expressed as a formula:

Underlying Share Return = ($16.00 - $40.00) / $40.00 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Underlying Share Return is less than zero and the Final Price is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the price of the Underlying Shares on the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4.00 per $10.00 Principal Amount of Securities, resulting in a total loss on the Securities of 60.00%.

If the Securities are not called prior to maturity and the Final Price is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying Shares, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities (if the Securities have not been called prior to maturity).

Performance of the Underlying Shares		Performance of the Securities
Final Price	Underlying Share Return	Upside Gearing	Payment at Maturity	Return on Securities Purchased at $10.00(1)
$48.00	20.00%	1.65	$13.300	33.00%
$46.00	15.00%	1.65	$12.475	24.75%
$44.00	10.00%	1.65	$11.650	16.50%
$42.00	5.00%	1.65	$10.825	8.25%
$40.80	2.00%	1.65	$10.330	3.30%
$40.00	0.00%	N/A	$10.00	0.00%
$36.00	-10.00%	N/A	$10.00	0.00%
$32.00	-20.00%	N/A	$10.00	0.00%
$30.00	-25.00%	N/A	$10.00	0.00%
$29.60	-26.00%	N/A	$7.40	-26.00%
$28.00	-30.00%	N/A	$7.00	-30.00%
$24.00	-40.00%	N/A	$6.00	-40.00%
$20.00	-50.00%	N/A	$5.00	-50.00%
$16.00	-60.00%	N/A	$4.00	-60.00%
$12.00	-70.00%	N/A	$3.00	-70.00%
$8.00	-80.00%	N/A	$2.00	-80.00%
$4.00	-90.00%	N/A	$1.00	-90.00%
$0.00	-100.00%	N/A	$0.00	-100.00%

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The iShares A.I. Innovation and Tech Active ETF

The iShares A.I. Innovation and Tech Active ETF is an actively managed exchange-traded fund of BlackRock Fund Advisors (“BFA”), which focuses on A.I. innovation by seeking to invest in companies that, as determined by Fund management in its discretion, meet current or forecasted revenue or net income thresholds or are projected to be future market leaders in the enablement, development, utilization and/or deployment of A.I. technology or products or services that leverage A.I. technology. As an actively managed fund, the iShares A.I. Innovation and Tech Active ETF is subject to management risk. In managing the iShares A.I. Innovation and Tech Active ETF, BlackRock Fund Advisors applies investment strategies, techniques and analyses in making investment decisions for the iShares A.I. Innovation and Tech Active ETF, but there can be no guarantee that these actions will produce the intended results. The ability of BlackRock Fund Advisors to potentially successfully implement the iShares A.I. Innovation and Tech Active ETF’s investment strategy, and decisions made by BlackRock Fund Advisors pursuant to its investment strategy, will significantly influence the iShares A.I. Innovation and Tech Active ETF’s performance.

The iShares A.I. Innovation and Tech Active ETF will invest under normal circumstances at least 80% of its net assets plus any borrowings for investment purposes in equity securities issued by U.S. and non-U.S. artificial intelligence (“A.I.”) companies, technology companies and technology-related companies.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by BlackRock Fund Advisors pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-228832 and 811-23402, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares A.I. Innovation and Tech Active ETF is accurate or complete. The Fund is listed on the NYSE Arca under the ticker symbol “BAI.”

We and/or our affiliates may presently or from time to time engage in business with BlackRock Fund Advisors. In the course of such business, we and/or our affiliates may acquire non-public information with respect to BlackRock Fund Advisors, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the BlackRock Fund Advisors as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Fund.

Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares A.I. Innovation and Tech Active ETF for each quarter in the period from October 21, 2024 through November 12, 2026. The Closing Price of the iShares A.I. Innovation and Tech Active ETF on November 12, 2026 was $37.52. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares A.I. Innovation and Tech Active ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares A.I. Innovation and Tech Active ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
10/21/2024*	12/31/2024	28.67	24.49	27.08
1/1/2025	3/31/2025	29.42	21.89	21.89
4/1/2025	6/30/2025	28.85	19.39	28.85
7/1/2025	9/30/2025	35.21	28.23	34.16
10/1/2025	12/31/2025	37.88	31.58	33.30
1/1/2026	3/31/2026	36.08	31.17	32.95
4/1/2026	6/30/2026	54.23	34.07	52.72
7/1/2026	9/30/2026	49.49	37.50	47.19
10/1/2026	11/12/2026**	49.73	32.52	37.52

*BAI began trading on October 21, 2024, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

** Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares A.I. Innovation and Tech Active ETF from October 21, 2024 through November 12, 2026, based on information from Bloomberg. Past performance of the iShares A.I. Innovation and Tech Active ETF is not indicative of the future performance of the iShares A.I. Innovation and Tech Active ETF.

Additional Terms of the Securities

If the terms contained in this pricing supplement differ from those contained in the prospectus supplement, tax supplement or prospectus, the terms contained in this pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

♦“Closing Price” means, subject to the provisions set out under “Discontinuance of the Underlying Shares; Alteration of Method of Calculation” below, for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

oIf the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

oIf the Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

oIf the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlying Shares; Alteration of Method of Calculation” below.

♦“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Shares, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

♦With respect to the Underlying Shares, "Market Disruption Event" means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market of the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market of the Underlying Shares as a result of which the reported trading prices of the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the suspension, absence or material limitation of trading on the primary market of trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event has occurred with respect to the Underlying Shares: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Shares and (4) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Regarding any permanent discontinuance of trading in the Underlying Shares, see "Discontinuance of the Underlying Shares; Alteration of Method of Calculation" below.

♦“Relevant Exchange” means, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Underlying Shares.

Postponement of Observation Date and Final Valuation Date

If a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Observation Date or the Final Valuation Date, or if the scheduled Observation Date or the Final Valuation Date is not a Trading Day, the Closing Price for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Closing Price for the scheduled Observation Date or the Final Valuation Date, as applicable, will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Observation Date or the Final Valuation Date, as applicable, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Closing Price of an Underlying Share on such date as the mean of the bid prices for an Underlying Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of Call Settlement Date and Maturity Date

If the Observation Date or the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date or the Maturity Date, as applicable, the Call Settlement Date or the Maturity Date, as applicable, will be postponed to the second business day following that Observation Date or Final Valuation Date, as postponed, and no adjustment will be made to any payment made on that postponed date.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share. No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in Case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial

Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Fund is liquidated or otherwise terminated (a "Discontinuance or Liquidation Event"), the Calculation Agent will, in its discretion, either (i) substitute an exchange-traded fund that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Fund (the "Successor Fund"), after which any subsequent Closing Price of the Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published price of such Successor Fund at the regular weekday close of trading on such Trading Day, or (ii) accelerate the Securities on the fifth business day following the date notice of such Discontinuance or Liquidation Event is provided to holders of the Underlying Shares (the date of such notice, the "Liquidation Announcement Date," and the fifth business day following the Liquidation Announcement Date, the "Acceleration Date"), after which the payment to you on the Acceleration Date will be equal to the fair market value of the Securities on the Trading Day immediately following the Liquidation Announcement Date, as determined by the Calculation Agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Upon any selection by the Calculation Agent of a Successor Fund, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Observation Date Closing Price, the Final Price, the Underlying Share Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred. See “—Discontinuance of the Underlying Shares; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the Observation Date, give notice of the Automatic Call and the Call Price, including specifying the payment date of the amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Call Settlement Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Price of the Underlying Shares, and, therefore, could increase the level at or above which the Underlying Shares must close on the Observation Date for the Securities to be called, and the Downside Threshold, which if the Securities are not called prior to maturity, is the price at or above which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, as well as other instruments related to the Underlying Shares that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares, and, therefore, adversely affect the value of the Securities, whether the Securities are automatically called prior to maturity, and if the Securities are not called prior to maturity, the amount payable at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability

Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.